February 11 , 2015

Mark Reitzes

Dear Mark:

This letter will serve as an Agreement for you to be employed by Cheviot Savings Bank, an Ohio-chartered stock savings and loan association (“Bank”) as Interim President and Chief Executive Officer.  Please sign at the conclusion of this Agreement to confirm your acceptance as to the terms and conditions of your employment by the Bank.

You shall be responsible for overall management of the Bank and shall be responsible for establishing the business objectives, policies and strategic plan for the Bank, in conjunction with the Board.  During this interim period, you should concentrate on ROA, ROE, loan growth, core deposit growth and efficiency ratios.  You are also responsible for a revised budget for 2015 and developing a budget for 2016.  You shall directly report to the Board of Directors.

Your annual salary will be $250,000.00 to be paid in accordance with the Bank’s normal payroll schedule. You are eligible for an award of 4054 RRP shares which vest on regular 20% annual vesting schedule.  The Bank will provide you with employee benefit plans substantially equivalent to those that other Bank employees receive including but not limited to, retirement plans, pension plans, profit-sharing plans, health and accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank.

In the event of a Change of Control followed thereafter by either your termination by the Bank or your resignation as a result the Bank materially altering your job title or responsibilities, you will receive two years’ base salary and your RRP shares will vest at 100%.  “Change of Control” is defined as a change in ownership of the Bank of more than 50% of the total fair market value or total voting power of the Bank or the Company; change in effective control in which any person or a group acquires within a 12 month period ownership of stock of the Bank or Company possessing 35% or more of the total voting power or a majority of the Bank’s or the Company’s Board of Directors is replaced during any 12 month period by Directors whose appointment or election is not endorsed in advance by a majority of the Bank’s or Company’s Board of Directors; or a change in ownership of a substantial portion of assets which is when a group acquires  more than 40% of the total gross fair market value of the Bank’s or Company’s entire assets.

Your employment is at-will and can be terminated by you or the Board of Directors at any time and for any reason.  As an employee of the Bank, you will be expected to abide by the same policies and procedures and Employee Handbook of the Bank as are all employees of the Bank. This letter does not serve as employment for any specific length of time but is merely to set forth your responsibilities and benefits.

Sincerely,

Board of Directors
Cheviot Savings Bank

HAVE SEEN AND AGREED

\s\ Mark T. Reitzes
Mark Reitzes

Date: February 11, 2015

Cheviot Savings Bank:

By:\s\ Robert L. Thomas

Printed Name and title: Robert L. Thomas, Chairman of the Board

Date: February 11, 2015